EXHIBIT 21

SUBSIDIARIES OF ALASKA AIR GROUP, INC.

Name	Jurisdiction of Incorporation
Alaska Airlines, Inc.	Alaska
Horizon Air Industries, Inc.	Washington
ASA Assurance, Inc.	Hawaii
AAG Leasing, Inc.	Delaware
Alaska Star Ventures, LLC	Delaware
McGee Air Services, Inc.(a)	Delaware
ASA Beverages, LLC.(a)	Delaware
AAG Real Property, LLC.(a)	Delaware
AS Mileage Plan Holdings Ltd.(a)	Cayman Islands
AS Mileage Plan IP Ltd.(b)	Cayman Islands
Hawaiian Holdings, Inc.	Delaware
Hawaiian Airlines, Inc.(c)	Delaware
Elliott Street Holdings, Inc.(c)	Delaware
Hawaiian Gifts, LLC(c)	Arizona
HA 3049 Ualena Street, LLC(c)	Delaware
Airline Contract Maintenance & Equipment, Inc.(c)	Delaware
Aviation Legacy, LLC(d)	Delaware
Hawaiian Airlines Foundation(e)	Hawaii
Hawaiian Finance 1, Ltd.(e)	Caymans
Hawaiian Finance 2, Ltd.(f)	Caymans
Hawaiian Brand Intellectual Property, Ltd.(g)	Caymans
HawaiianMiles Loyalty, Ltd.(g)	Caymans
(a)McGee Air Services, Inc., ASA Beverages, LLC., AAG Real Property, LLC, and AS Mileage Plan Holdings Ltd. are subsidiaries of Alaska Airlines, Inc.
(b)AS Mileage Plan IP Ltd. is a subsidiary of AS Mileage Plan Holdings Ltd.
(c)Hawaiian Airlines, Inc., Elliott Street Holdings, Inc., Hawaiian Gifts, LLC, HA 3049 Ualena Street, LLC, and Airlines Contract Maintenance & Equipment, Inc. are subsidiaries of Hawaiian Holdings, Inc.
(d)Aviation Legacy, LLC is a subsidiary of Airline Contract Maintenance & Equipment, Inc.
(e)Hawaiian Airlines Foundation and Hawaiian Finance 1, Ltd. are subsidiaries of Hawaiian Airlines, Inc.
(f)Hawaiian Finance 2, Ltd. is a subsidiary of Hawaiian Finance 1, Ltd.
(g)Hawaiian Brand Intellectual Property, Ltd. and HawaiianMiles Loyalty, Ltd. are subsidiaries of Hawaiian Finance 2, Ltd.